Exhibit 99.1

Imperial Parking Corporation Announces First Quarter Results

Vancouver, B.C. — May 12, 2003 — Imperial Parking Corporation (“Impark”) (AMEX:IPK) today reported parking and management contract revenues of $25.0 million (excluding reimbursement of management contract expenses of $8.1 million- see footnote 1 below) for the quarter ended March 31, 2003, a 0.7% increase over parking and management contract revenues of $24.8 million (excluding reimbursement of management contract expenses of $7.5 million) for the quarter ended March 31, 2002. The Company reported a loss of $0.7 million, or $(0.41) per diluted share, for the first quarter, compared to a loss of $0.1 million, or $(0.03) per diluted share, in the prior year period.

Of the $0.2 million increase in parking and management contract revenues this quarter, Canadian operations were $1.0 million higher while the United States operations were $0.8 million lower. The Company’s U.S. lease revenues were $1.5 million lower this quarter compared to the prior year due to the conversion, effective January 2003 of a large lease in Chicago to a management agreement, and the expiration of a large unprofitable lease in Minneapolis. The Company’s revenues this quarter were negatively impacted by severe winter conditions in most of Canada and northern U.S. combined with the continuing weakness in the Canadian and U.S. economies that was exacerbated by the uncertainty from the war in Iraq.

The $0.7 million increased loss this quarter was due to the reduced operating income this quarter combined with increased other expense of $0.4 million being offset by reduced income tax expense of $0.4 million. The Company reported an operating loss of $0.4 million for the first quarter, a decrease of $0.7 million from operating income of $0.3 million in the prior year period. The decline in operating profit is due to a lower gross margin of $0.3 million, and increased general and administrative expenses of $0.4 million. The operating results reflect the severe winter which increased operating costs for snow removal and reduced revenues on the Company’s leased locations totalling approximately $0.7 million. The increase in G&A expenses is primarily attributable to growth of the new expansion cities of Chicago, Miami and Philadelphia, and the relocation of our U.S. Headquarters from Minneapolis to Philadelphia. The increase in other expense is entirely due to $0.5 million in legal and professional fees incurred this quarter to assist the Special Committee of the Board of Directors in its previously announced review of the strategic alternatives available to the Company in the context of the decision by Gotham Partners to sell its ownership interest in the Company.

During the first three months, cash and cash equivalents increased by $3.6 million from $15.1 million at December 31, 2002 to $18.7 million. The increased cash position resulted from cash flow from operations of $2.6 million, net cash flow from financing and investing activities of $0.4 million and an increase in cash flow due to the effect of foreign exchange rates of $0.6 million reflecting the stronger Canadian dollar.

Commenting on Impark’s first quarter, Charles Huntzinger, the Company’s Chief Executive Officer and President, stated, “While our first quarter is typically our weakest quarter of the year, this first quarter was our most difficult since becoming an independent public company in April 2000. Our industry faced several challenges including an unusually severe winter in Canada and the United States, continued economic weakness in both countries and the effect of the uncertainty stemming from the global political climate. As a result of these issues, our revenues, direct costs and business were negatively impacted.”

Mr. Huntzinger continued, “We were pleased that the company grew by a net of 15 locations this quarter, reflecting a 94% annualized lot retention rate. We are continuing our U.S. expansion plans and have developed a strong management team and a solid base of business from which to grow. We believe with our strong balance sheet, we are well positioned to take advantage when there is an improvement in the economy.”

Mr. Huntzinger also stated, “The challenges this quarter impacted our revenues and margins primarily at our leased locations. Typically, new leased locations generate low profit margins in their initial years but exhibit increasing profitability as the leases mature. In this difficult economic climate we continue to have many leases that are experiencing a slower maturing process that we had initially anticipated. Our leased locations were also impacted by the winter and other political events this quarter. We continue to believe that our new leased locations represent a source for income growth as the U.S. and Canadian economies strengthen.”

The table below compares the profitability of leased locations, grouped by the operations at the location commenced, for the three months ended March 31, 2003 and 2002.

			Three Months Ended March 31, 2003			Three Months Ended
	Number of Locations		(In thousands of dollars, except coverage)			March 31, 2002

	As of	As of
Year opened	March 31, 2003	March 31, 2002	Revenue	Gross Margin	Coverage(b)	Coverage(b)

Before 1999	344	376	$8,194	$882	1.12	1.17
1999	25	26	575	58	1.11	1.24
2000 (a)	49	55	2,298	(227)	0.91	0.87
2001	87	92	4,675	314	1.07	1.04
2002	53	9	2,276	136	1.06	0.90
2003	15	n/a	249	(30)	0.89	n/a
	573	558	$18,267	$1,133	1.07	1.08

(a)	2000 includes the San Francisco Giants lease agreement which has a seasonally weak first quarter due to the absence of baseball event revenues. Excluding this agreement the coverage for the quarter for leases opened in 2000 would have been 1.02.

(b)	Coverage is calculated by dividing Revenue by the difference of Revenue less Gross Margin.

Within the total of 573 leased locations operating at March 31, 2003, 150 of these locations incurred a combined loss of $1.1 million in 2003. Of these 150 locations, 17 were opened in 2002 and incurred an aggregate loss of $0.1 million.

(1)  In 2002, the Company adopted for all periods EITF 01-14, the new accounting pronouncement that requires the reimbursement of expenses by its management contract clients to be recorded as both a revenue and an expense. This is an accounting change that has no impact on operating income, net income, EBITDA, cash net income or the related per share amounts. This accounting change results only in the reclassification of expenses reimbursed under management contracts to be included as both revenue and expense, whereas previously these amounts were netted against those expenses in Direct Costs.

(2)  Impark no longer presents EBITDA or Cash Net Income effective January 1, 2003. While the Company previously reported non-GAAP measures EBITDA and Cash Net Income since going public in March 2000, Impark previously announced its decision to minimize the non-GAAP presentation of its financial results and as a result is following the trend of many corporations of reducing or eliminating non-GAAP disclosure.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the four largest in North America. Impark currently operates more than 1,650 parking locations and over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Imperial Parking Corporation
Consolidated Statements of Operations (Unaudited)

(In thousands of U.S. dollars, except earnings per share)

	Three months ended
	March 31

		2002
	2003	(restated(1))

Revenues
Parking and management contract	$24,978	$24,809
Reimbursement of management contract expenses	8,139	7,535

Total revenues	33,117	32,344

Direct costs
Cost of parking and management contracts	20,496	20,035
Reimbursed management contract expenses	8,139	7,535

Total direct costs	28,635	27,570

Gross margin	4,482	4,774
Other operating expenses
General and administrative	4,286	3,941
Depreciation and amortization	566	564
Equity share in limited liability company losses	30	16

Total other operating expenses	4,882	4,521

Operating income (loss)	(400)	253
Other income (expense)	(473)	(30)

Earnings (loss) before income taxes	(873)	223
Income tax expense (recovery)	(124)	274

Loss for period	$(749)	$(51)

Basic and diluted loss per share	$(0.41)	$(0.03)

(1)	Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, for stock-based employee compensation. In accordance with Statement of Financial Accounting No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, the Company has elected to adopt the recognition and measurement provisions of SFAS 123 retroactively and all prior periods presented have been restated to reflect the compensation costs that would have been recognized had the recognition provisions of SFAS 123 been applied to all awards granted to employees after December 15, 1994.

Adoption of the recognition and measurement provisions of SFAS 123 resulted in a decrease of $454,000 in additional paid in capital as at January 1, 2002, an increase of $454,000 in opening retained earnings as at January 1, 2002 and a decrease of $10,000 in stock based compensation expense recognized for the three months ended March 31, 2002 from the amounts previously reported. For the year ended December 31, 2002, adoption of the recognition provisions of SFAS 123 resulted in an increase in stock based compensation expense of $398,000, a decrease in additional paid in capital of $56,000 as at December 31, 2002 and an increase of $56,000 in retained earnings as at December 31, 2002.

Imperial Parking Corporation
Consolidated Balance Sheets

(In thousands of U.S. dollars)

	March 31,	December 31,
	2003	2002

ASSETS	(unaudited)	(restated(1))

Current assets
Cash	$18,708	$15,138
Accounts receivable	5,979	6,408
Current portion of recoverable development costs	826	781
Inventory	925	960
Deposits and prepaid expenses	1,514	1,347
Deferred income taxes	783	1,034

Total current assets	28,735	25,668
Recoverable development costs	2,242	2,435
Fixed assets	15,158	14,350
Management and lease agreements	800	867
Other assets	3,230	3,895
Goodwill	47,745	45,213

Total Assets	$97,910	$92,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Management accounts payable	$6,428	$5,889
Trade accounts payable and other accrued liabilities	6,671	7,479
Payable to employees and former employees	2,650	2,302
Sales tax payable	1,564	1,542
Bank indebtedness	3,191	3,349
Current portion of other long-term liabilities	1,590	1,581
Deferred revenue	5,057	1,985

Total current liabilities	27,151	24,127
Other long-term liabilities	4,296	4,139
Deferred income taxes	2,186	2,690

Total liabilities	33,633	30,956
Stockholders’ equity
Common stock, $.01 par value, 10,000,000 shares authorized
1,821,889 shares issued and outstanding	18	18
Additional paid-in capital	60,762	60,674
Retained earnings	3,811	4,560
Accumulated other comprehensive loss
Foreign currency translation adjustment	(314)	(3,780)

Total stockholders’ equity	64,277	61,472

Total Liabilities and stockholders’ equity	$97,910	$92,428

(1)	See footnote (1) to Consolidated Statement of Operations

Imperial Parking Corporation
Consolidated Statements of Cash Flow
(unaudited)

(In thousands of U.S. dollars)

	Three months ended
	March 31

	2003	2002

		(restated(1))
Cash flows from operations
Loss for the period	$(749)	$(51)
Adjustments to reconcile loss to cash provided by operating activities
Depreciation and amortization of management and lease agreements	566	564
Recovery of recoverable development costs	152	239
Equity share of limited liability company losses	30	16
Stock-based compensation	86	80
Non-cash interest expense	56	77
Deferred income taxes	(222)	163
Rent expense in excess of lease payments	86	—
Discount on settlement of note receivable	100	—
Changes in non-cash working capital items, excluding acquisitions
Accounts receivable	257	989
Inventory	103	(13)
Deposits and prepaid expenses	(112)	73
Management accounts payable	169	(380)
Trade accounts payable and other accrued liabilities	(1,128)	(635)
Payable to employees and former employees	241	414
Sales tax payable	(35)	(2)
Deferred revenue	2,990	2,679

Net cash provided by operating activities	2,590	4,213

Cash flow from investing activities
Purchase of fixed assets	(454)	(362)
Increase in recoverable development costs	—	(71)
Change in other assets	1,096	(133)
Acquisition of management and lease agreements	—	(741)

Net cash provided by (used in) investing activities	642	(1,307)

Cash flow from financing activities
Repayment of bank indebtedness	(159)	(98)
Change in other liabilities	(59)	(76)
Options exercised	2	22

Net cash used in financing activities	(216)	(152)

Effect of exchange rate changes on cash & cash equivalents	554	(8)

Increase in cash and cash equivalents	3,570	2,746
Cash and cash equivalents, beginning of period	15,138	10,991

Cash and cash equivalents, end of period	$18,708	$13,737

(1)	See footnote (1) to Consolidated Statement of Operations

Contact: Imperial Parking Corporation, Vancouver, B.C.
Bruce Newsome (604) 331-7221 or bnewsome@impark.com
For further information please visit our website at www.impark.com